Exhibit 10.38
APPLIED MATERIALS, INC.
GLOBAL EXECUTIVE INCENTIVE PLAN

SECTION 1 ESTABLISHMENT AND PURPOSE	2

1.1 Purpose	2

SECTION 2 DEFINITIONS	2

2.1 “Actual Award”	2

2.2 “Base Salary”	2

2.3 “Business Unit VP”	2

2.4 “Committee”	2

2.5 “Company”	2

2.6 “Disability”	2

2.7 “Earnings Per Share”	2

2.8 “Executive”	3

2.9 “Individual MBOs”	3

2.10 “Maximum Award”	3

2.11 “Participant”	3

2.12 “Payout Formula”	3

2.13 “Performance Goals”	3

2.14 “Plan Year”	3

2.15 “Retirement”	3

2.16 “Target Award”	3

SECTION 3 SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS	3

3.1 Selection of Participants	3

3.2 Determination of Performance Goals	4

3.3 Determination of Target Awards	4

3.4 Determination of Payout Formula or Formulae	4

3.5 Determination of Actual Awards	4

SECTION 4 PAYMENT OF AWARDS	5

4.1 Right to Receive Payment	5

4.2 Timing of Payment	5

4.3 Form of Payment	5

SECTION 5 ADMINISTRATION	5

5.1 Committee is the Administrator	5

5.2 Delegation by the Committee	5

5.3 Committee Authority	5

5.4 Tax Withholding	6

SECTION 6 GENERAL PROVISIONS	6

6.1 Nonassignability	6

6.2 No Effect on Employment	6

6.3 No Individual Liability	6

6.4 Severability; Governing Law	6

6.5 Affiliates of the Company	6

SECTION 7 AMENDMENT AND TERMINATION	6

7.1 Amendment and Termination	6

APPLIED MATERIALS, INC.
GLOBAL EXECUTIVE INCENTIVE PLAN
Section 1
ESTABLISHMENT AND PURPOSE
1.1 Purpose. Applied Materials, Inc. having established the Applied Materials, Inc. Global Executive Incentive Plan (the “Plan”) effective as of September 6, 2000, hereby amends and restates the Plan effective as of December 10, 2004. The Plan is intended to increase shareholder value and the success of the Company by motivating executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to their individual performance, the performance of the individual’s business unit and the performance of the Company.
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. Each Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under Section 3.5 to reduce or increase the award otherwise determined by the Payout Formula.
2.2 “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of Plan participation during the Plan Year. A weighted average annualized salary rate will be used for certain mid Plan Year status changes including but not limited to part-time schedules, transfers to other countries and job scope reductions. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
2.3 “Business Unit VP” Business Unit Vice President means the top level executive of a unit (“unit” is determined at the beginning of the plan year by the committee and generally includes Product Groups, Accounts & Support Functions)
2.4 “Committee” means the CEO or a committee appointed by the CEO to administer the Plan.
2.5 “Company” means Applied Materials, Inc., a Delaware corporation.
2.6 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
2.7 “Earnings Per Share” means as to any Plan Year, the Company’s Net Income or a business unit’s Pro Forma Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

2.8 “Executive” means any employee in Global Job Group Senior Executive through x50 with the title of Director, Senior Director, Managing Director, Appointed Vice President, Corporate Vice President, Group Vice President, Senior Vice President or Executive Vice President.
2.9 “Individual MBOs” means as to a Participant for any Plan Year, the objective and measurable goals set by a “management by objectives” process and approved by the Committee at their discretion or the Business Unit Vice President at his/her discretion.
2.10 “Maximum Award” means as to any Participant for any Plan Year, the maximum amount that may be paid to a participant for any Plan Year.
2.11 “Participant” means as to any Plan Year, an executive who has been selected by and in the discretion of the Committee or the Business Unit Vice President for participation in the Plan for that Plan Year.
2.12 “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the CEO or the Committee in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant and may differ from year to year.
2.13 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion for Officers) or the Business Unit Vice President (at his/her discretion for non- Officer executives) to be applicable to a Participant for a Plan Year. As determined by the CEO, Committee or the Business Unit Vice President, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using both financial and operational performance measures. The Performance Goals may differ from Participant to Participant.
2.14 “Plan Year means the fiscal year of the Company.
2.15 “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all affiliates pursuant to any retirement program adopted by the Company.
2.16 “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee or the Business Unit Vice President in accordance with Section 3.3.
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants. At the start of each fiscal year, the Committee in its sole discretion, shall select the executives of the Company who shall be Participants for the Plan Year. Participation in the Plan is in the sole discretion of the Committee and on a Plan Year by Plan Year basis. Accordingly, an executive who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years. Additionally, at the start of each fiscal year the Business Unit Vice President shall select the executives of the Company (below the Officer level) who shall participate in the Plan. Participation below the Officer level is at the full discretion of the Business Unit Vice President, and on a Plan Year by Plan Year basis. Accordingly, an executive who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years. Any level of Executive who participates in the Plan is not eligible for any other Company incentive Plan (milestone Plans, Profit Sharing, etc.). An executive must be enrolled in the Plan by the last business day of the third fiscal quarter in order to be eligible to participate in the Plan for that fiscal year.
3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Officer Participant for the Plan Year. Such Performance Goals shall be set forth in writing. The Business Unit Vice President, in his/her sole discretion, shall establish the Performance Goals for each non- Officer Executive Participant for the Plan Year. Such Performance Goals shall be set forth in writing.
3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Executive Officer Participant. The CEO or the Committee in its sole discretion shall determine each Participant’s Target Award, and each Target Award shall be set forth in writing. The Business Unit Vice President, in his/her sole discretion, shall establish a Target Award for each non- Officer Executive Participant. Each non-Officer Executive Participant’s Target Award shall be determined by the Business Unit Vice President in his/her sole discretion, and each Target Award shall be set forth in writing.
3.4 Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award. In addition, no payments shall be made under the Plan if the Company does not achieve a profit before tax of 10%. If the Company’s profit before tax is greater than 5% but less than 10%, Plan participants will receive a payout equal to the US profit sharing rate.
3.5 Determination of Actual Awards . After the end of each Plan Year, the Committee (for Executive officers) or the Business Unit Vice President (for non- Officer Executives) shall determine the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, or the Business Unit Vice President (for non-Officer executives) in his/her sole discretion may increase, eliminate or reduce the Actual Award payable to any Participant that which otherwise would be payable under the Payout Formula. If a Participant terminates employment with the Company prior to the end of the fiscal year for a reason other than Retirement, Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year. An Award will be paid within two and one-half calendar months of the end of the Plan year to the estate of a deceased Participant, or to any Participant who terminates employment on account of retirement or disability during the Plan Year. The award will be determined based on the participant’s level of achievement against the Performance Goals and is at the full discretion of the Committee. For Participants who are not enrolled in the Plan for a full Plan year due to leave of absence or disability, the award will be determined based on the participant’s level of achievement against the Performance Goals and is at the full discretion of the Committee. For Participants who join the Plan after the start of the Plan Year, but before the last business day of the third fiscal quarter, the Target Award will be pro-rated for their time in the Plan (a partial month shall be treated as a full calendar month) and the Payout Formula shall be applied to the pro-rated Target Award and the level of actual performance.
PAYMENT OF AWARDS
4.1 Right to Receive Payment Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned (other then employees on personal leave of absence on the last day of the Plan Year). In the case of Plan Participants who were on personal leave of absence, on the last day of the Plan Year, the payout will not be made until the employee has returned to work for 90 days.
4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.
ADMINISTRATION
5.1 Committee is the Administrator. The Plan shall be administered by the Committee.
5.2 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers or employees of the Company. As of the effective date of the Plan and until otherwise determined by the Committee, each Business Unit Vice President shall exercise the powers of the Committee under Section 3, but only with respect to Executives and Participants who are direct reports of the Business Unit Vice President. Notwithstanding the preceding, each decision, action or determination under the Plan by any Business Unit Vice President shall be subject to change by the Committee.
5.3 Committee Authority the Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan (or any delegate of the committee) shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.
5.4 Tax Withholding The Company shall withhold all applicable taxes from any payment, including (but not limited to) any income, payroll, employment or other taxes
GENERAL PROVISIONS
6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3 No Individual Liability. No member of the Committee or the Board, or any officer or employee of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.
6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.
6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.
AMENDMENT AND TERMINATION
7.1 Amendment and Termination. The Committee may amend or terminate the Plan at any time and for any reason.